FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NUMBER 333-142934

September 5, 2007

Nordic Investment Bank

US$1.5 Billion 4.50% Global Notes due September 13, 2010

Final Term Sheet

Final Terms and Conditions as of September 5, 2007

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	US$ 1.5 billion SEC Registered Global
Coupon:	4.5% per annum, on a semi-annual basis
Interest Payment Dates:	March 13 and September 13 in each year, starting on March 13, 2008
Maturity:	September 13, 2010
Settlement:	September 13, 2007
Public Offering Price:	99.800%
Benchmark:	UST 4.5% May 2010
Benchmark Yield:	4.012%
Lead Managers:	Nomura International plc/J.P. Morgan Securities Ltd./HSBC Bank plc

Denominations :	US$100,000 and integral multiples of US$1,000 thereafter

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000110465906070640/0001104659-06-070640-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000648/0001156973-07-000648-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000847/0001156973-07-000847-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007530/0000950123-07-007530-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000824/0001156973-07-000824-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC

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for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Nomura International plc at +44 (0) 207 521 5652 (call collect), J.P. Morgan Securities Ltd. at 1-212-834-4533 or HSBC Bank plc at +44 (0) 207 991 1422.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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